UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
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UNICA CORPORATION

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On August 26, 2010 the following “IBM — Unica Corporation: Equity Q&A” regarding the treatment of stock and equity awards in Unica Corporation’s (“Unica”) proposed merger with International Business Machines Corporation (“IBM”) was provided by Unica to all of its employees.
IBM — Unica Corporation: Equity Q&A
The following Q&As are intended to address some of the questions or concerns you may have regarding how the acquisition of Unica Corporation (“Unica”) by IBM (the “Acquisition”) will impact your Unica equity awards.
These Q&As are being provided to you for information purposes only and shall not serve as an amendment or modification of any of your equity awards. Furthermore, any information contained in these Q&As is qualified in its entirety by the terms of the agreement governing the Acquisition (the “Merger Agreement”), any stock option agreements or restricted stock unit agreements governing your Unica equity awards, any IBM offer letter signed by you in connection with the Acquisition and any agreement between you and Unica relating to the treatment of your vested and unexercised stock options that were granted under the 2005 Stock Incentive Plan of Unica (the “2005 Plan”).
Q1. What will happen to my Unica common shares?
A1. IBM will acquire all outstanding Unica common shares upon the closing of the Acquisition (the “Closing”). If you hold Unica common shares as of the Closing, you will become entitled to receive a cash payment equal to $21.00 per Unica common share you hold, which will be paid by the paying agent.
Q2. What will happen to my vested and unexercised Unica stock options that were granted under the 1993 Stock Option Plan or the 2003 Stock Option Plan?
A2. If you hold any vested and unexercised stock options as of the Closing that were granted under the 1993 Stock Option Plan of Unica (the “1993 Plan”) or the 2003 Stock Option Plan of Unica (the “2003 Plan”), such stock options will be cancelled and you will become entitled to receive, with respect to each stock option you hold, a cash payment equal to $21.00 less the per share exercise price of the stock option, multiplied by the number of Unica shares subject to such stock option, which will be paid through payroll. Unica and/or IBM will withhold and report taxes in accordance with applicable laws based on the cash you receive. More information on the timing and mechanism for the distribution of this option payment will be provided by the Unica management team.
Example: Assume that you hold an option to purchase 1,000 shares of Unica stock at $9.00 per share that was granted under the 1993 Plan or the 2003 Plan. Assume further that the option is completely vested and you do not exercise any portion of the option prior to the Closing. Upon the Closing, you will become entitled to $21.00 - $9.00, multiplied by 1,000, or $12,000 (less applicable taxes).
Q3. What will happen to my vested and unexercised Unica stock options that were granted under the 2005 Stock Incentive Plan?
A3. If you hold any vested and unexercised stock options as of the Closing that were granted under the 2005 Plan (taking into account any accelerated vesting that will occur upon the Closing, as described in Q&A 4 below), you will be presented with an opportunity to elect to have such options treated in the same manner as stock options that were granted under the 1993 Plan and the 2003 Plan, as described in

Q&A 2 above (i.e., you may elect to have such stock options cancelled and receive a cash payment in respect of such stock options). If you do not elect such treatment, such stock options will be treated in the same manner as your unvested stock options that were granted under the 2005 Plan, as described in Q&A 4 below (i.e., IBM stock options will be substituted for such stock options). More information on the election with respect to vested and unexercised stock options that were granted under the 2005 Plan, as well as the relevant documentation and election forms, will be provided by the Unica management team.
Q4. What will happen to my unvested Unica stock options that were granted under the 2005 Stock Incentive Plan?
A4. 25% of your stock options that were granted under the 2005 Plan that are unvested as of the Closing will become vested and exercisable upon the Closing (for the avoidance of doubt, the remaining 75% of your stock options that were granted under the 2005 Plan that are unvested as of the Closing will continue to vest in accordance with the vesting schedule in the applicable agreement between you and Unica evidencing the grant of such stock options, with 75% of the number of such stock options that would otherwise have become vested on each subsequent vesting date under such agreement becoming vested on each subsequent vesting date). Your stock options that vest upon the Closing will be treated as described in Q&A 3 above.
Example: Assume that, on June 1, 2010, you were granted an option under the 2005 Plan to purchase 1,000 shares of Unica stock. Assume further that no portion of the option is vested as of the Closing, and that the option is scheduled to vest 25% on June 1, 2011 and in equal quarterly installments through June 1, 2014. Upon the Closing, your option will vest as to 250 shares (i.e., 25% of the unvested portion of your option as of the Closing). Your option will vest as to 187.5 shares on June 1, 2011 (i.e., 75% of the 250 shares that would otherwise vest on such date), and will vest as to 46.5 shares in each quarter through June 1, 2014 (i.e., 75% of the 62 shares that would otherwise vest in each such quarter).
IBM stock options will be substituted for any unvested Unica stock options (after taking into account any accelerated vesting that will occur upon the Closing, as described in the immediately preceding paragraph). The number of IBM shares subject to your substituted options and the exercise price of your substituted options will be adjusted to reflect the economics applicable to your Unica stock options, in accordance with the Merger Agreement and as described below. Your substituted stock options will contain substantially the same general terms and conditions applicable to your Unica stock options, other than (i) the number of shares subject to the substituted options and (ii) the exercise price of such options.
In general, you will need to remain employed by IBM to vest in your substituted options. However, pursuant to the terms of the 2005 Plan, if your employment is terminated by IBM without Cause (as defined in the 2005 Plan) or if you terminate your employment for Good Reason (as defined in the 2005 Plan) within one year following the Closing, an additional 25% of the unvested portion of your options as of the Closing will vest.
The number of shares of IBM stock that will be subject to your substituted stock options and the exercise price of your substituted options will be determined through application of an exchange ratio (the “Exchange Ratio”), which is a fraction, the numerator of which is $21.00 (i.e., the merger consideration), and the denominator of which is the average closing price of IBM stock on the NYSE on the 20 trading days immediately preceding the Closing date of the Acquisition.
The number of shares that will be subject to your IBM stock options will be equal to the product of (a) the number of shares subject to your Unica stock options and (b) the Exchange Ratio, with the result rounded down to the nearest whole share. The exercise price of your IBM stock options will be determined by dividing the exercise price of your Unica stock options by the Exchange Ratio, with the result rounded up to the nearest whole cent.
Example: Assume that you hold a fully unvested option to purchase 1,000 Unica shares at $9.00 per share and IBM stock trades at $129.47 per share on average for the 20 days prior to the Closing date. The Exchange Ratio equals $21.00 divided by $129.47, or 0.1622. Your substituted option will be exercisable for the product of (a) 1,000 shares and (b) the Exchange Ratio of 0.1622, or 162 shares. The exercise price of your substituted option will be $9.00 divided by the Exchange Ratio of 0.1622, or $55.49. Therefore, in this example, your substituted option will be exercisable for 162 shares of IBM stock at $55.49 per share.
Q5. What will happen to my unvested Unica restricted stock units?
A5. 25% of your Unica restricted stock units that are unvested as of the Closing will become vested upon the Closing (for the avoidance of doubt, the remaining 75% of your Unica restricted stock units that are unvested as of the Closing will be converted into the right to receive cash payments as described in the following paragraph, with 75% of the number of such restricted stock units that would otherwise have become vested on each subsequent vesting date under the applicable agreement between you and Unica evidencing the grant of such restricted stock units being converted into the right to receive a cash payment on each subsequent vesting date). The shares deliverable upon the vesting of your restricted stock units that vest upon the Closing will be treated in the same manner as any other Unica common shares you hold, as described in Q&A 1 above.
Your unvested Unica restricted stock units will be cancelled at the Closing and, provided that you remain employed by IBM, IBM will make cash payments to you on each date your unvested restricted stock units are scheduled to vest. Each cash payment will equal $21.00 multiplied by the number of restricted stock units that would have vested on such date. Unica and/or IBM will withhold and report taxes in accordance with applicable laws based on the cash you receive.
Pursuant to the terms of the 2005 Plan, if your employment is terminated by IBM without Cause (as defined in the 2005 Plan) or if you terminate your employment for Good Reason (as defined in the 2005 Plan), you will be eligible to receive an additional 25% of the unpaid cash payments with respect to your restricted stock units.
Q6. What are my tax consequences if I hold Unica stock options or restricted stock units?
A6. You should consult a financial or tax advisor regarding the tax consequences of the treatment of your Unica equity awards in connection with the Acquisition. You will be responsible for any taxes arising from the treatment of your Unica equity awards.
Q7. What broker will be used for stock option transactions after the Closing?
A7. IBM uses Morgan Stanley Smith Barney (MSSB) for its stock option transactions. Approximately two to three months after the Closing, accounts at MSSB will be opened for employees with unvested Unica options that will be exchanged for IBM options. An e-mail with a link to your account will be sent to you when account details are accessible on the Smith Barney web site.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Any statements in this document about future expectations, plans and prospects for Unica, including statements about the expected timetable for consummation of the proposed transaction among International Business Machines Corporation (“IBM”) and Unica, and any other statements about IBM and Unica, or about Unica’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of shareholder approval, court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate Unica’s operations into those of IBM; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Unica may be difficult; IBM and Unica are subject to intense competition, and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in reports filed with the Securities and Exchange Commission (the “SEC”), including IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, IBM’s most recent quarterly report, Unica’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and Unica’s most recent quarterly report. IBM and Unica assume no obligation to update the information in this document, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the proposed acquisition of Unica by IBM, Unica intends to file relevant materials with the SEC, including Unica’s proxy statement in preliminary and definitive form. SHAREHOLDERS OF UNICA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING UNICA’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Unica by contacting Kori Doherty, ICR at 617-956-6730 or kdoherty@icrinc.com
IBM and its directors and executive officers, and Unica and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Unica common shares in respect of the proposed transaction. Information about the directors and executive officers of IBM is set forth in the proxy statement for IBM’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 8, 2010. Information about the directors and executive officers of Unica is set forth in the proxy statement for Unica’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on January 25, 2010. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available. As of June 30, 2010, Unica’s directors and executive officers collectively beneficially owned approximately 5,570,579 shares of Unica common stock, which represented approximately 25.9% of the outstanding shares of Unica common stock as of such date. In addition, Unica has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Unica with the SEC on December 17, 2008, and certain of Unica’s executive officers have entered into employment arrangements with IBM, which will become effective as of the closing of the Merger. A more complete description of these arrangements and the interests of Unica’s directors and executive officers with respect to the Merger will be available in the Proxy Statement.